                                                                    EXHIBIT 99.1



                                [EPIMMUNE LOGO]
              5820 Nancy Ridge Drive, San Diego, California 92121
                  Phone: (858)860-2500  *  Fax: (858)860-2600



FOR FURTHER INFORMATION
AT EPIMMUNE:                  AT FINANCIAL RELATIONS BOARD:
Robert De Vaere               Lars Glassen                             Tricia Ross
VP, Finance & Admin.          General Information                      Investor/Analyst Information
& CFO                         (310) 854-8313                           (617) 520-7064
(858) 860-2500                lglassen@financialrelationsboard.com     tross@financialrelationsboard.com



FOR IMMEDIATE RELEASE
NOVEMBER 9, 2004


               EPIMMUNE REPORTS FINANCIAL RESULTS FOR THE QUARTER
                    AND NINE MONTHS ENDED SEPTEMBER 30, 2004

SAN DIEGO, NOVEMBER 9, 2004 -- EPIMMUNE INC. (NASDAQ: EPMN) today announced its financial results for the quarter and nine months ended September 30, 2004.

During the quarter, cash and cash equivalents declined by $1.2 million to an ending balance of $8.4 million at September 30, 2004. The decrease in cash and cash equivalents was due to cash used for operations, primarily to fund the Company's three ongoing Phase 1/2 clinical trials and for startup of production of initial clinical supplies of trial vaccine to be used in the Company's planned Phase 2 study in non-small cell lung (NSCL) cancer patients which was recently announced. The Company's net cash outflow from operations and investment activities for the quarter and nine months ended September 30, 2004, which excludes cash received from financing activities, was approximately $1.2 million and $3.0 million, respectively.

Revenue for the quarter and nine months ended September 30, 2004 was $2.1 million and $6.5 million, respectively, compared to $2.0 million and $5.2 million for the same periods in 2003. The increase in revenue for both the quarter and nine months ended September 30, 2004 compared to the same periods in 2003 was primarily due to reimbursement under new grants and contracts the Company received from the National Institutes of Health (NIH) in late 2003 and 2004, partially offset by recognition of lower milestone and licensing revenues during the 2004 period. The Company also received lower licensing, milestone and contract revenues from the programs previously partnered with Genencor and now partnered with Innogenetics during the 2004 periods as compared to the same periods in 2003. Two of these programs have advanced to clinical development or late stage preclinical development and did not require the same level of support from the Company during 2004 as they did in 2003.

Operating expenses for the quarter and nine months ended September 30, 2004, respectively, were $3.0 million and $8.9 million, compared to $4.1 million and $11.3 million for the same periods in 2003. The decrease in operating expenses during the quarter ended September 30, 2004, compared to the same period in 2003 relates primarily to recognition of non-cash, stock-based compensation charges of $0.6 million in connection with prepayment of a promissory note by the






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Financial Relations Board serves as financial relations counsel to this company, is acting on the company's behalf in issuing this bulletin and is receiving compensation therefor. The information contained herein is furnished for informational purposes only and is not to be construed as an offer to buy or sell securities.
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Epimmune Inc.
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Company's CEO in September 2003, other non-cash, stock-based compensation expenses of $0.2 million as a result of an increase in the Company's stock price during the third quarter of 2003 and a restructuring charge of approximately
$0.3 million during the third quarter of 2003 in connection with the Company's work force reduction in September 2003. The decrease in operating expenses for the nine months ended September 30, 2004, compared to the same period in 2003, in addition to those items discussed above for the quarterly period, includes lower labor and associated costs of approximately $0.5 million in the first nine months of 2004 compared to the same period in 2003 due to the Company's work force reduction in September 2003. Also, higher comparative operating expenses in 2003 included a write off of $0.5 million for legal, investment banking and accounting charges related to a proposed merger that was terminated. Operating expenses during the third quarter and first nine months of 2004 continued to be focused primarily on three vaccine clinical trials, two directed at cancer therapies with the Company's EP-2101 vaccine and one at treatment of HIV with the Company's EP-1090 vaccine.

Net loss for the third quarter of 2004 was $0.9 million, or $0.06 per basic and diluted share compared with a net loss of $2.0 million, or $0.17 per basic and diluted share for the same period in 2003. Net loss for the nine months ended September 30, 2004 was $2.3 million, or $0.15 per basic and diluted share compared with a net loss of $5.9 million, or $0.49 per basic and diluted share for the nine months ended September 30, 2003.

BUSINESS OUTLOOK

Epimmune now projects that for the full year 2004, revenues will be in the range of $8.5 to $9.0 million and total costs and expenses will be in the range of $12.0 to $12.5 million. With existing cash, and interest earned thereon, along with receipts from existing grants and contracts, the Company expects to be able to maintain its currently planned operations through 2005, based on anticipated expenditures.

ABOUT EPIMMUNE INC.

EPIMMUNE INC., based in San Diego, is focused on the development of vaccines using multiple epitopes to specifically activate the body's immune system. Epitopes, critical signaling molecules, stimulate the T cell arm of the immune system to respond to specific regions of cancer cells or infectious agents. By combining multiple, selected epitopes into a single vaccine candidate, the immune response can be both targeted and optimized for strength. Epimmune's therapeutic vaccine candidates have been designed to treat disease by stimulating the body's immune system to respond aggressively to infections such as HIV, hepatitis C virus and hepatitis B virus, and tumors such as breast, colon, lung and prostate. The Company's prophylactic vaccine candidates have been designed to protect against disease by teaching the body's immune system to react quickly when exposed to infectious agents. Epimmune's technology can also be used to identify and potentially eliminate undesirable reactions to therapeutic drugs or consumer products by modifying specific epitopes to suppress the unwanted immune response without degrading product efficacy. For more information on Epimmune, visit www.epimmune.com.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements that reflect management's current views of future events, including the anticipated benefits to Epimmune of its collaborations and NIH grants and contracts, anticipated trends in revenue and operating expenses, and projections regarding



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Epimmune Inc.
Page 3 of 4


maintaining current and planned operations. Actual results may differ materially from the above forward-looking statements due to a number of important factors, including but not limited to the risks that the Company's revenue for 2004 will be less than expected due to early termination of existing grants and contracts, that the Company's operating expenses for 2004 will be greater than expected due to potential timing differences of anticipated expenses or additional unforeseen expenses related to ongoing clinical trials, the risks associated with the Company's ability to develop pharmaceutical products using epitopes, the ability of epitope-based products to control infectious diseases and cancer, the safety and efficacy of epitope-based products in humans, the Company's ability to enter into and maintain collaborations and license arrangements, the efforts of the Company's collaborators and licensees to develop and commercialize products using the Company's technologies, achievement of research and development objectives by the Company and any collaborator, the timing and cost of conducting the HIV, lung and colorectal cancer clinical trials, and the possibility that testing may reveal undesirable and unintended side effects or other characteristics that may prevent or limit the commercial use of proposed products. These factors are more fully discussed in the Company's Annual Report on Form 10-K, as amended, filed with the SEC for the year ended December 31, 2003, the Company's Quarterly Report on Form 10-Q filed with the SEC for the quarter ended June 30, 2004 and other periodic reports filed with the Securities and Exchange Commission. Epimmune expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.


















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Epimmune Inc.
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                                  EPIMMUNE INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)
               (in thousands, except share and per share amounts)

                                              Three months ended Sept. 30,    Nine months ended Sept. 30,
                                                2004             2003           2004              2003
                                              ----------------------------    ---------------------------
Revenues:
   License fees and milestones                $    119        $    553        $    343        $  1,001
   Research grants and contract revenue          1,957             664           5,147           1,438
   Related party revenue                            --             794           1,026           2,791
                                              --------        --------        --------        --------
Total revenues                                   2,076           2,011           6,516           5,230

Costs and expenses:
   Research and development                      2,529           2,280           7,168           7,726
   General and administrative                      502           1,457           1,682           3,182
   Restructuring Costs                              --             344              --             344
                                              --------        --------        --------        --------
Total costs and expenses                         3,031           4,081           8,850          11,252

Loss from operations                              (955)         (2,070)         (2,334)         (6,022)

Interest income, net                                29              52              55             175
Other income (expense), net                         (2)             (3)             (6)             (7)
                                              --------        --------        --------        --------

Net loss                                      $   (928)       $ (2,021)       $ (2,285)       $ (5,854)
                                              ========        ========        ========        ========

Net loss per share --
  basic and diluted                           $  (0.06)       $  (0.17)       $  (0.15)       $  (0.49)
                                              ========        ========        ========        ========

Shares used in computing net
  loss per share -- basic and diluted           15,975          12,132          15,074          11,851
                                              ========        ========        ========        ========


                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)



                                                      Sept. 30,      December 31,
                                                        2004             2003
                                                    -----------------------------
Assets:                                              (unaudited)
Current assets:
   Cash and cash equivalents                           $ 8,427         $ 6,416
   Accounts receivable                                   1,369           1,012
   Other current assets                                    191             186
                                                       -------         -------
Total current assets                                     9,987           7,614

Restricted cash                                            354             472
Property and equipment, net                              1,170           1,145
Patents and other assets                                 3,552           3,462
Total assets                                           $15,063         $12,693
                                                       =======         =======

Liabilities and stockholders'
  equity
Current liabilities                                    $ 2,196         $ 2,770
Other liabilities                                          212             212
Stockholders' equity                                    12,655           9,711
                                                       -------         -------
Total liabilities and
  stockholders' equity                                 $15,063         $12,693
                                                       =======         =======





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